LIMITED LIABILITY COMPANY OPERATING AGREEMENT

BIVI LLC

A Manager-Managed Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the Agreement) is made and entered into this 15th day of May, 2015 by Richard DeCicco, PNBM Holdings LLC, Iconic Brands, Inc. and each individual or business entity later subsequently admitted to the Company. These individuals and/or business entities shall be known as and referred to as "Members" and individually as a "Member."

The Limited Liability Company named above has been formed under the laws of the State of Nevada in April 2015.

ARTICLE I

Company Formation and Registered Agent

1.1 **FORMATION.** The Member hereby organizes the Limited Liability Company subject to the provisions of the Limited Liability Company Act as currently in effect as of this date. A Certificate of Formation has been filed with the Secretary of State.

1.2 **NAME**. The name of the Company shall be BiVi LLC ("Company").

1.3 **REGISTERED OFFICE AND AGENT**. The location of the registered office of the Company shall be: c/o Incorp Services, Inc. 2360 Corporate Circle, #400, Henderson, NV 89074

1.4 **TERM**. The Company shall continue for a period of fifty (50) years unless dissolved by:

(a) Members whose capital interest as defined in Article 2.2 exceeds 50 percent vote for dissolution; or

(b) Any event which makes it unlawful for the business of the Company to be carried on by the Members; or

(c) Any other event causing dissolution of a Limited Liability Company under the laws of the State of Nevada.

1.5 **BUSINESS PURPOSE**. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed under the Limited Liability statutes of the State of Nevada.

1.6 **PRINCIPAL PLACE OF BUSINESS.** The location of the principal place of business of the Company initially shall be in New York, or at such other place as the Managers from time to time select.

1.7 **THE MEMBERS**. The name and place of residence of each member are contained in Exhibit 2 attached to this Agreement.

1.8 **ADMISSION OF ADDITIONAL MEMBERS**. Except as otherwise expressly provided in the Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior written consent of the Members holding a majority of the membership interests in the Company.

ARTICLE 2

Capital Contributions

2.1 **INITIAL CONTRIBUTIONS**. The Members initially shall contribute to the Company capital in the form of property and cash with a value of $100.00.

2.2 **ADDITIONAL CONTRIBUTIONS**. Except as provided in ARTICLE 6.2, no Member shall be obligated to make any additional contribution to the Company's capital.

ARTICLE 3

Profits, Losses and Distributions

3.1 **PROFITS/LOSSES**. For financial accounting and tax purposes the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member's relative capital interest in the Company as set forth in Exhibit 2 as amended from time to time in accordance with Treasury Regulation 1.704-1.

3.2 **DISTRIBUTIONS**. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for any and all expenses, accruals and liabilities ("Net Cash") as determined by the Managers. Distributions in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704-l(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-l(b)(2)(ii)(d).

ARTICLE 4

Management

4.1 **MANAGEMENT OF THE BUSINESS**. The name and place of residence of each Manager is attached as Exhibit 1 of this Agreement. By a vote of the Members holding a majority of the capital interests in the Company, as set forth in Exhibit 2 as amended from time to time, shall elect so many Managers as the Members determine, but no fewer than one Manager.

4.2 **MEMBERS**. The liability of the Members shall be limited as provided under the laws of the Nevada Limited Liability statutes. Members that are not Managers shall take no part whatever in the control, management, direction, or operation of the Company's affairs and shall have no power to bind the Company. The Managers may from time to time seek advice from the Members, but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage the Company. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.

4.3 **POWERS OF MANAGERS**. The Managers are authorized on the Company's behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company's assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets; (e) the pre-payment, refinancing or extension of any loan affecting the Company's assets; (f) the compromise or release of any of the Company's claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the company's business. In the exercise of their management powers, the Managers are authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to the Company's affairs, whether like or unlike the foregoing.

4.4 **NOMINEE**. Title to the Company's assets shall be held in the Company's name or in the name of any nominee that the Managers may designate. The Managers shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct.

4.5 **COMPANY INFORMATION**. Upon request, the Managers shall supply to any member information regarding the Company or its activities. Each Member or his authorized representative shall have access to and may inspect and copy all books, records and materials in

the Manager's possession regarding the Company or its activities. The exercise of the rights contained in this ARTICLE 4.5 shall be at the requesting Member's expense.

4.6 **EXCULPATION**. Any act or omission of the Managers, the effect of which may cause or result in loss or damage to the Company or the Members if done in good faith to promote the best interests of the Company, shall not subject the Managers to any liability to the Members.

4.7 **INDEMNIFICATION.** The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, for instant expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "no lo Contendere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

4.8 **RECORDS**. The Managers shall cause the Company to keep at its principal place of business the following:

(a) a current list in alphabetical order of the full name and the last known street address of each Member;

(b) a copy of the Certificate of Formation and the Company Operating Agreement and all amendments;

(c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

(d) copies of any financial statements of the limited liability company for the three most recent years.

ARTICLE 5

Compensation

5.1 **MANAGEMENT FEE**. Any Manager rendering services to the Company shall be entitled to compensation commensurate with the value of such services.

5.2 **REIMBURSEMENT**. The Company shall reimburse the Managers or Members for all direct out-of-pocket expenses incurred by them in managing the Company.

ARTICLE 6

Bookkeeping

6.1 **BOOKS**. The Managers shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept on such method of accounting as the Managers shall select. The company's accounting period shall be the calendar year.

6.2 **MEMBER'S ACCOUNTS**. The Managers shall maintain separate capital and distribution accounts for each member. Each member's capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-l(b)(2)(iv) and shall consist of his initial capital contribution increased by:

(a) any additional capital contribution made by him/her;

(b) credit balances transferred from his distribution account to his capital account;
and decreased by:

(a) distributions to him/her in reduction of Company capital;

(b) the Member's share of Company losses if charged to his/her capital account.

6.3 **REPORTS**. The Managers shall close the books of account after the close of each calendar year, and shall prepare and send to each member a statement of such Member's distributive share of income and expense for income tax reporting purposes.

ARTICLE 7

Transfers

7.1 **ASSIGNMENT**. If at any time a Member proposes to sell, assign or otherwise dispose of all or any part of his interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement. If such other Members decline or fail to elect such interest within thirty (30) days, and if the sale or assignment is made and the Members fail to approve this sale or assignment unanimously then, pursuant to the Nevada Limited Liability statutes, the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

Signed and Agreed this 15th day of May, 2015.

RICHARD DECICCO

/s/ Richard DeCicco

Member Richard DeCicco

PNBM HOLDINGS LLC

By: /s/ Peter Levine

Member Peter Levine

ICONIC BRANDS, INC.

By: /s/ Richard DeCicco

Member Richard DeCicco

EXHIBIT 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR BIVI LLC

LISTING OF MANAGERS

By a majority vote of the Members the following Managers were elected to operate the Company pursuant to ARTICLE 4 of the Agreement:

Richard DeCicco Manager	[__________] Manager
____________________ Address Line 1	____________________ Address Line 1
____________________ Address Line 2	____________________ Address Line 2

EXHIBIT 2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR BIVI LLC

LISTING OF MEMBERS

As of the 15th day of May, 2015 the following is a list of Members of the Company:

NAME: ADDRESS:		
Iconic Brands, Inc.	51%	/s/ Richard DeCicco
Richard DeCicco	25%	/s/Richard DeCicco
PNBM Holdings LLC	24%	/s/ Peter Levine